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                                                                    Exhibit 23.2

                       Consent of Independent Accountants

   We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-2352) of our reports dated March 17, 1995 of Assisted Living Concepts, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1996 relating to the financial statements of Assisted Living Concepts Group (which is comprised of Assisted Living Facilities, Inc., a subchapter S corporation, Madras Elder Care (d.b.a. Aspen Court), a general partnership, and Lincoln City Partners, a general partnership) for the eleven months ended November 30, 1994 and of Assisted Living Concepts, Inc. for the one month period ended December 31, 1994, which appear in this Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K/A.

                                          PricewaterhouseCoopers LLP

Portland, Oregon
September 27, 1999